Exhibit 41

The Directors

Professional Staff plc

Buckland House

Waterside Drive

Langley Business Park

Slough

Berkshire SL3 6EZ

6 May 2003

Dear Sirs

Re: Recommended Proposals for the acquisition of all the issued and to be issued share capital of Professional Staff plc by Ohsea Holdings Limited to be effected by means of a Scheme of Arrangement under

Section 425 of the Companies Act 1985

We hereby consent to the incorporation (by reference or otherwise) in the Statement on Schedule 13E-3, filed by Ohsea Holdings Limited and the other filing parties thereto with the Securities and Exchange Commission on April 28, 2003, of the description of our actions and recommendations set forth therein and in the Scheme Document (as defined in the Schedule 13E-3), which will be included as an Exhibit to such Schedule 13E-3.

Yours faithfully,

C. E. Unterberg, Towbin